Globix Corporation

139 Centre Street

New York, New York 10013

Capital & Technology Advisors, Inc.

18 Corporate Woods Boulevard, Third Floor

Albany, New York 12211

Gentlemen:

Reference is made to that certain consulting agreement dated as of May 15, 2005 (“Agreement”) between Globix Corporation (“Globix”) and Communication Technology Advisors LLC, a predecessor to Capital & Technology Advisors, Inc. (“CTA”). The purpose of this letter agreement is to amend the Agreement and to set forth our new agreement as more fully described below.

1.

Fees and Expenses. For the period commencing January 15, 2006 and continuing through the end of the term of the Agreement on May 14, 2006, the monthly fee payable to CTA will be $60,000. Globix will continue to reimburse CTA for all reasonable out-of-pocket expenses as provided in the Agreement; however, CTA agrees that it will not incur any travel-related expenses without receiving the prior approval of the Globix manager responsible for the project on which the CTA consultant is engaged. The project manager will be identified on the Project Management Schedule attached hereto as Schedule 1 (“Project Management Schedule”).

2.	Project Management. CTA and Globix agree that the services required to be delivered by CTA for the remaining term of its contract are set forth on the Project Management Schedule.

Except as set forth herein, all terms and conditions set forth in the Agreement are hereby ratified and remain in full force and effect.

If this letter accurately reflects our understanding, please so indicate by signing a copy of this letter of amendment and returning it to Gene Bauer, Vice President and General Counsel of Globix.

Very truly yours,

Globix Corporation

By:	/s/ Ted S. Lodge
Ted S. Lodge Chairman

Agreed and accepted this 21st day of December, 2005

Capital & Technology Advisors, Inc.,
successor by merger to Communication Technology Advisors LLC

By:	/s/ Jared E. Abbruzzese
Jared E. Abbruzzese An Authorized Signatory